Item 5. Other Events


     On March 29, 1996, BeefAmerica, Inc. ("BeefAmerica"), a Portfolio Company of ML-Lee Acquisition Fund, L.P. (the "Fund"), entered into an agreement whereby BeefAmerica sold all of the capital stock of BeefAmerica Operating Company, Inc. ("Opco"), to BAOC Acquisition, Inc. ("BAOC"), a company owned by the President of Opco and certain other investors. Opco was the sole operating asset of BeefAmerica. As a result of such sale, the Fund, as chief creditor of BeefAmerica, received cash proceeds of $26 million, $10 million in Junior Preferred Stock of BAOC, and $14 million in Senior Preferred Stock of BAOC, all of which was received on April 1, 1996. Pursuant to the terms of the Partnership Agreement, distributable capital proceeds of this sale will be distributed during the second quarter to Limited Partners of record as of March 29, 1996. Accordingly, anyone who became a Limited Partner subsequent to March 29, 1996, will not be entitled to any of the cash proceeds from such sale.